EXHIBIT 3.1



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                            CERTIFICATE OF AMENDMENT
                                       OF
                      RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                        SURGICAL LASER TECHNOLOGIES, INC.

     Surgical Laser Technologies, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, pursuant to a Certificate of Incorporation that was originally filed on December 19, 1983 and restated pursuant to Restated Certificates of Incorporation that were filed on March 8, 1985 and March 26, 1992, respectively, DOES HEREBY CERTIFY THAT:

     FIRST: The Board of Directors of Surgical Laser Technologies, Inc. (the "Corporation"), at a duly convened meeting held on October 12, 1998, duly adopted a resolution setting forth a proposed amendment of the Restated Certificate of Incorporation of the Corporation (the "Amendment"), declaring the Amendment to be advisable and in the best interests of the Corporation and its stockholders, and calling a special meeting (the "Special Meeting") of the stockholders of the Corporation for consideration thereof. The resolution setting forth the proposed Amendment is as follows:

     RESOLVED, that the Board of Directors hereby declares it advisable and in the best interests of the Corporation and its stockholders that Article Fourth of the Restated Certificate of Incorporation be amended and restated in its entirety so as to provide in full as follows:

          (a) The total number of shares of all classes of stock which the Corporation shall have the authority to issue is 30,000,000 shares, all of which shall be shares of Common Stock, par value $.01 per share (the "Common Stock"). Each share of Common Stock issued and outstanding shall be identical in all respects one with the other. The holders of Common Stock shall have exclusively all other rights of stockholders including, but not by way of limitation, (i) the right to receive dividends, when and as declared by the Board of Directors out of assets lawfully available therefor and (ii) in the event of any distribution of assets upon liquidation, dissolution or winding up of the Corporation or otherwise, the right to receive ratably and equally all assets of the Corporation after payment of or provision for all obligations of the Corporation.

          (b) Effective as of 5:00 p.m. Eastern time (the "Effective Time") on the date of filing with the Secretary of State of the State of Delaware of a Certificate of Amendment of the Restated Certificate of Incorporation of the Corporation amending and restating this Article Fourth, each five shares of Common Stock issued and outstanding or (if any) held in treasury immediately prior to the Effective Time ("Old Common Stock") shall be automatically reclassified and changed into one validly issued, fully paid and nonassessable share of Common Stock. Stockholders who, immediately prior to the Effective Time, are holders of record of a number of shares of Old Common Stock that is not evenly divisible by five shall be entitled to receive from the Corporation in lieu of a fraction of a share of Common Stock an amount in cash determined by multiplying such fraction by the last reported sale price of the Common Stock on the first day of trading after the Effective Time. Each holder of record immediately prior to the Effective Time of shares of Old Common Stock shall at the Effective Time become the holder of


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     record of the number of whole shares of Common Stock as shall result from this reclassification and change. Each such holder of record shall be entitled to receive, upon surrender at the office of the transfer agent of the Corporation of the certificate or certificates theretofore representing shares of Old Common Stock in such form and accompanied by such documents, if any, as may be prescribed by the transfer agent of the Corporation, a new certificate or certificates representing the number of whole shares of Common Stock of which such holder is the holder of record after giving effect to the provisions of this paragraph
     (b) of this Article Fourth and any cash to which such holder is entitled in lieu of any fractional share of Common Stock.

     SECOND: That thereafter, pursuant to resolution of its Board of Directors, the Special Meeting was duly called and held on December 18, 1998, upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware, at which Special Meeting the necessary number of shares as required by statute were voted in favor of the Amendment.

     THIRD: That the Amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

     IN WITNESS WHEREOF, said Surgical Laser Technologies, Inc. has caused this Certificate of Amendment and Restatement to be signed by W. Keith Stoneback, its President and Chief Executive Officer, and A. Davis Woodward, its Secretary, this 18th day of December, 1998.

(SEAL)                                         SURGICAL LASER TECHNOLOGIES, INC.
Attest:


By:  /s/ A. Davis Woodward                     By:  /s/ W. Keith Stoneback
    ---------------------------                    ----------------------------
     A. Davis Woodward,                             W. Keith Stoneback,
     Secretary                                      President



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                    RESTATED CERTIFICATE OF INCORPORATION
                                      OF
                      SURGICAL LASER TECHNOLOGIES, INC.


     FIRST. The name of the Corporation is Surgical Laser Technologies, Inc.

     SECOND. The address of the Corporation's registered office in the State of Delaware is 1209 Orange Street, Wilmington, New Castle County, Delaware. The name of its registered agent at such address is The Corporation Trust Company.

     THIRD. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware and specifically, without limiting the generality of the foregoing, to design, develop, manufacture and market laser products for medical applications.

     FOURTH. The total number of shares of all classes of stock which the Corporation shall have the authority to issue is 30,000,000 shares, all of which shall be shares of Common Stock, par value $.01 per share (the "Common Stock"). Each share of Common Stock issued and outstanding shall be identical in all respects one with the other. The holders of Common Stock shall have exclusively all other rights of stockholders including, but not by way of limitation, (i) the right to receive dividends, when and as declared by the Board of Directors out of assets lawfully available therefor and (ii) in the event of any distribution of assets upon liquidation, dissolution or winding up of the Corporation or otherwise, the right to receive ratably and equally all assets of the Corporation after payment of or provision for all obligations of the Corporation.

     FIFTH. The Corporation is to have perpetual existence.

     SIXTH. Election of directors need not be by written ballot unless the by-laws of the Corporation shall so provide.

     SEVENTH. The Board of Directors of the Corporation is expressly authorized to adopt, amend or repeal the by-laws of the Corporation.

     EIGHTH. The Corporation shall, to the fullest extent permitted by
Section 145 of the General Corporation Law of the State of Delaware, as that section may be amended and supplemented from time to time, indemnify any and all persons whom it shall have power to indemnify under that section against any expenses, liabilities or other matters referred to in or covered by that section. The indemnification provided for herein shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in their official capacities and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

     NINTH. The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.



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     TENTH. This Restated Certificate of Incorporation has been duly adopted by unanimous written consent of the stockholders of the Corporation dated February 19, 1985, upon the recommendation by unanimous written consent of the Board of Directors of the Corporation dated February 19, 1985, all in accordance with the provisions of Sections 141, 228, 242 and 245 of the Delaware General Corporation Law.

     ELEVENTH. A director of the Corporation shall have no personal liability to the Corporation or its stockholders for monetary damages for breach of his fiduciary duty as a director; provided, however, this Article shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of a law; (iii) for the unlawful payment of dividends or unlawful stock repurchases under Section 174 of the General Corporation Law of the State of Delaware; or (iv) for any transaction from which the director derived an improper personal benefit. This Article shall not eliminate or limit the liability of a director for any act or omission occurring prior to the effective date of this Article.


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